Exhibit 99.1

Cano Petroleum Announces Completion of Common Stock Offering

FORT WORTH—July 1, 2008—Cano Petroleum, Inc. (AMEX: CFW) announced today that it has completed the sale of 7,000,000 shares of its common stock through a firm commitment underwritten offering at a public offering price of $8.00 per share resulting in net proceeds of approximately $54 million after underwriting discounts and commissions and estimated expenses.  Canaccord Adams, Inc. and Canaccord Capital Corporation, the underwriters, will have an option to purchase up to an additional 1,050,000 shares from the company to cover any over-allotments.

Cano Petroleum intends to use the net proceeds from the offering for general corporate purposes and to initially pay down its debt which will subsequently be drawn down in order to finance (i) its existing development activities in certain core areas such as the Panhandle and Cato properties and (ii) selective bolt-on acquisitions of additional properties in its core areas.

The common stock was issued pursuant to the company’s universal shelf registration statement.  Copies of the final prospectus supplement relating to the offering may be obtained from the offices of Canaccord Adams, Inc., Attn: Syndicate Dept., 99 High Street, 11th Floor, Boston, Massachusetts 02110.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any country or state in which such offer, solicitation, or sales of these securities would be unlawful prior to registration or qualification under the securities laws of any such country or state.

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cano Petroleum, Inc.

Investor Relations:

Ben Daitch, Senior Vice President & CFO, 877-698-0900

INFO@canopetro.com